April 18, 2008

VIA FACSIMILE, ELECTRONIC DELIVERY and
NATIONAL OVERNIGHT COURIER

Aladdin Holdco, Inc. (n/k/a Aladdin Solutions, Inc.)
Aladdin Merger Sub, Inc.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Paul C. Schorr IV

Re: Agreement and Plan of Merger dated as of May 17, 2007, among Alliance Data Systems Corporation (“ADS” or the “Company”), Aladdin Holdco, Inc. (n/k/a Aladdin Solutions, Inc.) (“Parent”) and Aladdin Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”)

Dear Mr. Schorr:

We are in receipt of your purported notice of termination dated April 18, 2008 (the “Notice”). The Notice is ineffective because Section 8.1(b)(ii) of the Merger Agreement makes clear that the right to terminate the Merger Agreement pursuant to that section is not available to a party whose breach of any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date.

ADS does, however, understand the Notice to be your repudiation of the Merger Agreement. Accordingly, this letter will serve as notice to Parent and Merger Sub, given in accordance with Section 9.2 of the Merger Agreement and pursuant to action authorized by the Board of Directors of the Company (the “Board”) and approved by the Special Committee of the Board, that ADS is exercising its right to terminate the Merger Agreement under Section 8.1(c)(i) thereof, effective immediately.

This letter will further serve as the Company’s demand that Parent pay or cause to be paid to ADS, on or before the second Business Day following the date hereof, the Business Interruption Fee by wire transfer of immediately available funds to the account specified below.

The Company will forward separately its claim for reimbursement of certain expenses pursuant to Section 6.15 and/or Section 6.16 of the Merger Agreement, together with appropriate supporting documentation.

Capitalized terms used but not defined herein have the respective meanings given such terms in the Merger Agreement.

Sincerely,

/s/ J. Michael Parks
J. Michael Parks
Chief Executive Officer

cc:	Alan M. Utay Wilson S. Neely Thomas W. Christopher Jeffrey D. Symons Joseph L. Motes III

WIRE INSTRUCTIONS:

Bank: Huntington National Bank

Columbus, OH

Account Name: ADS Wire Account

Account #: XXXXXXXXXXX

ABA #: XXXXXXXXX